LEASE AMENDMENT


             This Lease Amendment Agreement ("Amendment 1") is made this
   5th day of January, 1996 by and between Eaton Properties Corporation and Eaton Utah Corporation, hereinafter collectively called "Landlord", and HK Systems, Inc., formerly known as Harnischfeger Engineers, Inc. and hereinafter called "Tenant."

             WHEREAS, Tenant entered into a lease agreement dated February 13, 1995 ("Lease") with Landlord for the lease of 53,558 square feet of rentable space ("Premises") at 515 East 100 South, Salt Lake City Utah ("Building"); and

             WHEREAS, Tenant and Landlord desire to amend the Lease;

             In consideration of the covenants and promises contained herein Landlord and Tenant hereby agree:

             1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the entire seventh floor in the Building, comprised of 11,613 rentable square feet ("Expansion Space"). Tenant accepts the space "as-is" and acknowledges that no Improvement Allowance is to be provided by Landlord for the Expansion Space and there have been no representations or warranties made by or on behalf of Landlord with respect to the Expansion Space. The taking of possession of Expansion Space by Tenant shall conclusively establish that the Expansion Space was at that time in satisfactory condition, order and repair.

             2. Tenant acknowledges that it has been in continuous possession of the Expansion Space since February 13, 1995. Landlord acknowledges that all Base Rent and Additional Rent due for the period from February 13,1995 through the execution of this amendment agreement has been received. The lease term for the Expansion Space shall be coterminous with the Lease.

             3. Except as provided herein, Rent, Additional Rent and all other sums due Landlord from Tenant for the Expansion Space during the lease term shall be determined in accordance with the terms and conditions of the Lease.

             4. Tenant hereby relinquishes as of January 1, 1996, all rights to 3,342 rentable square feet of space on the second floor, referred to as the "Executive Area" and shown in the attached floor plan. Tenant shall surrender the Executive Area in broom clean condition. Any hold over by Tenant in the Executive Area shall create a month-to-month tenancy, cancelable by either party with thirty (30) days notice, under the same terms and conditions of the Lease.

             5.   Exhibit A of the Lease shall be amended to read as follows:

                                  The Premises

                  Floor                         Square Feet

                  Second                           5,732
                  Third                           10,629
                  Fourth                          10,629
                  Fifth                           11,613
                  Sixth                           11,613
                  Seventh                         11,613
                                                 -------
                       Total                      61,829

             6. Tenant's Share as defined in Section 5(e) of the Lease shall be amended to be the ratio of the number sixty-one thousand eight hundred twenty-nine (61,829) to the total number of square feet of leasable space in the Building, which is one hundred fifty-nine thousand eight hundred seventy-four (159,874), or thirty-eight and seven-tenths percent (38.7%).

             7. Base Rent as calculated in Section 4 of the Lease shall be amended to be five hundred seventy-one thousand nine hundred eighteen dollars and twenty-five cents ($571,918.25) annually, payable in equal monthly installments of forty-seven thousand six hundred fifty-nine dollars and eight-five cents ($47,659.85).

             8. Section 7 of the lease shall be deleted in its entirety and replaced with the following:

             7.   Parking.

                  Landlord shall, at no extra cost to Tenant, provide Tenant with two hundred (200) parking spaces in the garage adjoining the Building, placed as follows:

                            Parking Level  Number of Spaces
                                 E                5
                                 H               10 (High Profile)
                                 J               10
                                 K               44
                                 L               47
                                 M               45
                                 N               39
                                                ---
                                 Total          200

             9. Tenant shall be granted the exclusive right to use the third floor entrance for access to the building.

             10. Neither of the parties hereto shall be liable or responsible to the other party for personal property damage or for consequential damages sustained, other than for personal injury resulting therefrom, whether or not occasioned by negligence. Each of the parties shall insure against damage by casualty or negligence to his or its personal property and be limited to first party recovery from his or its respective insurance carriers without subrogating the claim of either against the other to the benefit of the insurance carriers making payment under insurance contracts. Each party shall name the other party as an additional insured and shall take such other action as will effectively prevent the insured party's insurance carrier from subrogating a claim against the other party.

             11. Defined terms referenced herein shall have the same meaning as defined in the Lease.

             12. Except as explicitly stated above, all other terms and conditions of the Lease remain unchanged and apply to the Expansion Space.

             IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment 1 to be signed as of the day and year first written above.

   Witnesses as to Landlord:                    Landlord:

                                      EATON PROPERTIES CORPORATION


                                      By: /s/
                                      Its:



                                      By: /s/
                                      Its:



                                      EATON UTAH CORPORATION



                                      By: /s/
                                      Its:



                                      By: /s/
                                      Its:



   Witnesses as to Tenant                  HK SYSTEMS



                                      By: /s/ John R. Kuhnmuench, Jr.
                                      Its: Vice President



                                      By:
                                      Its:

                                      LEASE


                                   EATON TOWER

                               515 EAST 100 SOUTH

                           SALT LAKE CITY, UTAH  84102



                                    LANDLORD:

                          EATON PROPERTIES CORPORATION

                             EATON UTAH CORPORATION



                                     TENANT:

                          HARNISCHFEGER ENGINEERS, INC.

                                TABLE OF CONTENTS


   Paragraph                                                             Page


   1.   Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   2.   Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   3.   Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   4.   Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   5.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . .    2
   6.   Rent Adjustments . . . . . . . . . . . . . . . . . . . . . . . .    4
   7.   Parking  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
   8.   Use of Premises  . . . . . . . . . . . . . . . . . . . . . . . .    5
   9.   Alterations  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
   10.  Condition of Premises  . . . . . . . . . . . . . . . . . . . . .    7
   11.  Building Services  . . . . . . . . . . . . . . . . . . . . . . .    8
   12.  Assignment and Subletting  . . . . . . . . . . . . . . . . . . .    9
   13.  Access to Premises . . . . . . . . . . . . . . . . . . . . . . .   10
   14.  Damage and Repairs . . . . . . . . . . . . . . . . . . . . . . .   10
   15.  Surrender of Premises  . . . . . . . . . . . . . . . . . . . . .   12
   16.  Waiver of Claims . . . . . . . . . . . . . . . . . . . . . . . .   12
   17.  Tenant Liability Indemnification and Insurance . . . . . . . . .   12
   18.  Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . .   13
   19.  Estoppel Certificates  . . . . . . . . . . . . . . . . . . . . .   14
   21.  Security Deposit . . . . . . . . . . . . . . . . . . . . . . . .   16
   22.  No waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   23.  Quiet Enjoyment  . . . . . . . . . . . . . . . . . . . . . . . .   17
   24.  Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . .   17
   25.  Successors . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
   26.  Subordination and Attornment . . . . . . . . . . . . . . . . . .   17
   27.  Holding Over . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   28.  Signs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   29.  Floor Load . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   30.  Landlord Option  . . . . . . . . . . . . . . . . . . . . . . . .   19
   31.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .   19
   33.  Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   34.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   35.  Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
   36.  Modifications  . . . . . . . . . . . . . . . . . . . . . . . . .   20
   37.  Rules and Regulations  . . . . . . . . . . . . . . . . . . . . .   20
   38.  Common Areas . . . . . . . . . . . . . . . . . . . . . . . . . .   21
   39.  Marginal Titles  . . . . . . . . . . . . . . . . . . . . . . . .   21
   40.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .   21
   41.  Attorney's Fees  . . . . . . . . . . . . . . . . . . . . . . . .   21
   42.  Option on Additional Space . . . . . . . . . . . . . . . . . . .   21
   43.  Option to Extend . . . . . . . . . . . . . . . . . . . . . . . .   22
   44.  Additional Space . . . . . . . . . . . . . . . . . . . . . . . .   23
   45.  Lease of First Floor Space . . . . . . . . . . . . . . . . . . .   23
   46.  Alternative Dispute Resolution . . . . . . . . . . . . . . . . .   23

   EXHIBIT "A"    --   The Premises
   EXHIBIT "B"    --   Description of Land
   EXHIBIT "C"    --   Initial Tenant Improvements
   EXHIBIT "D"    --   Janitorial Service
   EXHIBIT "E"    --   Rules and Regulations





                                    L E A S E



             1.   Parties.

             THIS LEASE, made as of the 13th day of February, 1995, between EATON PROPERTIES CORPORATION, an Ohio corporation, and EATON UTAH CORPORATION, an Ohio corporation, hereinafter collectively called "Landlord," and HARNISCHFEGER ENGINEERS, INC., a Delaware corporation, hereinafter called "Tenant."

             2.   Premises.

             Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the space described or otherwise identified in Exhibit "A" attached hereto (hereinafter called "Premises") in the fourteen story office tower (the "Building") known as the Eaton Tower on land located at the address of 515 East 100 South, Salt Lake City, Utah. Tenant shall further have the right during the entire term hereof at no charge to Tenant, except for charges for the common area of the first floor which will be allocated over floors 2 through 9 of the Building, to locate one of its employees (along with a desk, telephone and related equipment) in the lobby of the first floor of the Building for reception purposes.

             3.   Term.

             The term of this Lease shall commence on the date hereof (the "Commencement Date") and continue through 11:59 p.m. on the last day of the month of the tenth anniversary of the Commencement Date, unless sooner terminated or extended as hereinafter provided.

             4.   Rent.

             Subject to the terms and conditions hereof, Tenant covenants and agrees to pay to Landlord Base Rent (herein so called) at the annual rate of Four Hundred Ninety-Five Thousand Four Hundred Eleven and 48/100 Dollars ($495,411.48), which is the product of Nine and 25/100 Dollars ($9.25), and the number of square feet of rentable area contained in the Premises. Base Rent shall be payable in equal monthly installments of Forty-One Thousand Two Hundred Eighty-Four and 29/100 Dollars ($41,284.29) each.

             All Base Rent with respect to any portion of the Premises shall be payable in lawful money of the United States of America with the monthly installments due on the first business day of each calendar month in advance at the office of the Landlord, or to such other recipient or at such place as Landlord shall designate by written notice to Tenant, without prior demand therefor and without any deduction or set-off whatsoever. Tenant hereby covenants and agrees to pay the Base Rent hereby reserved as and when due, together with all other sums of money, rental adjustments, charges and other amounts required to be paid by Tenant to Landlord to another person under this Lease ("Additional Rent"). Such Base Rent and Additional Rent are hereinafter collectively referred to as "Rent." This covenant to pay Rent shall be independent of any other covenant set forth in this Lease.

             In the event Tenant fails to pay Rent within ten (10) days after such is due and payable, such amount with interest thereon from the date due at a rate equal to the then current annual prime rate plus two percent (2%) charged by Zion Bank, Salt Lake City, Utah, to its most creditworthy customers (provided such rate does not exceed any limitations imposed by law, in which event the interest rate shall be that which is the highest rate permitted by law), shall be included as Additional Rent payable by Tenant on demand by Landlord; provided, however, that Landlord's receipt of any such Additional Rent shall not be a waiver of Tenant's default, nor shall such receipt affect any other remedy of Landlord hereunder.

             5.   Definitions.

             As used in this Lease, the following terms shall have the following respective meanings:

                  (a)  "Impositions" shall mean and include:

                       (i) all personal property taxes on tangible personal property owned by Landlord and used in the operation of the Building;

                       (ii) real estate taxes and assessments, general or
             special, imposed on the Building and the Land provided that any special assessments shall be paid by Landlord in installments over the longest term available and Tenant shall only be responsible for its share of any installments coming due during the Lease term;

                       (iii) any tax or excise in addition thereto or substitution thereof imposed by reason of ownership, leasing, operation or occupancy of the Building, or the Land, and incurred by Landlord, and any tax against Landlord on rent from the Building, excluding income and excess profits taxes, franchise, capital stock and license, inspection and permit fees; and

                       (iv) any water service assessments and/or sewer rents
             which may be assessed, levied, confirmed or imposed on or in respect of the Building or the Land;

                  (b) "Land" shall mean the entire parcel of land on which the Building shall be located as described in Exhibit "B" hereto.

                  (c) "Legal Holidays" shall mean New Year's Day, Memorial Day, Independence Day, Founder's Day (Utah), Labor Day, Thanksgiving Day and Christmas Day. Landlord shall give Tenant ninety (90) days prior notice of any change in such list.

                  (d) "Operating Expenses" shall mean all expenses paid or incurred by Landlord or on Landlord' s behalf as reasonably determined by Landlord to be necessary or appropriate for the efficient operation, maintenance and repair of the Building, the land upon which it is situated, and the parking facility situated on the land. Such "Operating Expenses" shall include all expenses paid or incurred by Landlord for heating, cooling, electricity, water, gas, sewers, refuse collection; taxes and property damage insurance; the cost of supplies, janitorial and cleaning services; landscaping maintenance, window washing, management services (provided however, no such management service fees shall exceed four percent (4%) of the annual Base Rent and Additional Rent payable hereunder); the cost of compensation of all persons who perform duties in connection with such operating costs; and any other expenses or charge which, in accordance with generally accepted accounting and management principles, would be considered an expense of maintaining, operating or repairing the Building, parking structure, and the land upon which they are situated. "Operating Expenses" shall not include expenditures paid by Tenant directly to third parties, or to which Landlord is otherwise reimbursed by any third party or by any insurance proceeds.

                       (i) Operating Expenses shall not include any expenses incurred by Landlord for the following; professional fees, repairs or other work occasioned by fire, windstorm, or casualty; leasing or procuring new tenants, renovating vacant space or renovating space for new tenants; depreciation of the Building and parking structure; interest, amortization or principal payments on any debt or mortgage; income, gross receipts, franchise, capital stock taxes payable by Landlord or other taxed based upon Landlord's income, or cost incurred by Landlord for tenants alterations.

                       (ii) capital costs, including but not limited to
             capital improvements, capital repairs, capital equipment, and capital tools which, in accordance with generally accepted accounting and management principles would be considered a capital cost, shall not be considered a part of the "Operating Expenses." Capital improvements which result in annual savings of operating expenses in excess of the annual amortization charge, shall be included at the cost of such improvements amortized over the useful life of the improvements. Without limiting the foregoing, any costs of repairing the underground storage tanks under the Building or the real estate on which the Building is located shall be considered capital costs hereunder.

                  (e) "Tenant's Share" shall be that percentage which is equal to the ratio of the number of fifty-three thousand five hundred fifty-eight (53,558) to the total number of square feet of leasable space in the Building, which is one hundred fifty-nine thousand eight hundred seventy-four (159,874); provided, however, that Tenant's Share at the time of commencement of this Lease is approximately thirty-three and one-half percent (33.5%).

             6.   Rent Adjustments.

                  (a) It is the intention of the parties hereto that Impositions and Operating Expenses shall be paid by the tenants of the Building, as Additional Rent, with each tenant paying its pro rata share of such expenses (said amount being referred to herein as Tenant's "Expense Contribution"). On or before January 1st of each year Landlord shall estimate the total Impositions and Operating Expenses expected to be incurred during the calendar year beginning on such January 1st. The amount of the estimated Impositions and Operating Expenses shall be multiplied by Tenant's Share (as defined in Subparagraph 5(e) above), and subject to receipt of the statements required below, Tenant shall pay one-twelfth (1/12th) of said amount as Additional Rent, with the Base Rent.

                  (b) At the end of each calendar year the actual cost of Impositions and Operating Expenses shall be reasonably determined by Landlord, and Tenant's Share of such costs shall be compared to the amounts paid by Tenant. If the amount paid during the year by Tenant for Impositions and Operating Expenses exceeds Tenant's Share of the actual cost of Impositions and Operating Expenses, the amount of such excess shall be refunded to Tenant, or, at Tenant's option, applied to the payment of Rent next becoming due. If the amount paid during the year by Tenant for Impositions and Operating Expenses is less than Tenant's Share of the actual cost of Impositions and Operating Expenses, Landlord shall present to Tenant an invoice in the amount of Tenant's underpayment, which amount shall be due and payable within thirty (30) days of the invoice date. Landlord and Tenant hereby agree that the Tenant's Expense Contribution (on an annualized basis) attributable to the calendar year 1995 is approximately Five and 93/100 Dollars ($5.93) per square foot (the "Floor Amount") of rentable area in the Premises.

                  (c) with respect to any payment made by Tenant as Additional Rent hereunder, Tenant shall be entitled to review, within ninety (90) days following the end of each calendar year, or with respect to the year in which this Lease terminates or expires, within ninety (90) days following such termination or expiration, such accounting records or other records of Landlord, which in the reasonable judgment of Tenant are pertinent or applicable to such Additional Rent; provided, however, that Landlord shall not be required to produce any record or records for review by Tenant, if such production and review would, in the reasonable judgment of Landlord cause Landlord to be in violation of any applicable laws, regulations or agreements. In the event that Tenant shall, in good faith, dispute any amount paid as such Additional Rent during the applicable calendar year, Tenant shall submit to Landlord in writing the actual amount in dispute and shall set forth in reasonable detail the reason or reasons that such amount is being disputed by Tenant. Landlord shall have thirty (30) days from the date that Landlord shall receive such notice to remit the disputed amount to Tenant or to notify Tenant of its election to select an independent certified public accountant (the "CPA") to resolve such dispute. Tenant shall be entitled to approve the CPA selected by Landlord, provided that such approval shall not be unreasonably withheld or delayed. The decision of such CPA shall be binding upon Landlord and Tenant, and no appeal may be taken from such decision. The fees of such CPA shall be paid by the party whose position is held to be in error; provided, however, that if several items are disputed and a part of such items are determined in favor of one party and a part in favor of the other party, the fees of such CPA shall be divided between the parties on an equitable basis by the CPA making the decision. If Tenant shall fail to object to any Additional Rent paid hereunder within one hundred eighty
   (180) days following the end of the calendar year in which such Additional Rent was paid, neither Landlord nor Tenant shall have any right to thereafter dispute or question the amount or propriety of any item of Additional Rent so paid in and for such calendar year. Landlord and Tenant agree that in no event will the Additional Rent be reduced pursuant to this Paragraph 6(c) to an amount per square foot less than the Floor Amount.

                  (d) Notwithstanding the foregoing, in the event any other tenant in the Building consumes utilities or other Building services in a manner or to a degree which is materially in excess of that consumed by Tenant, or otherwise causes Operating Expenses to be incurred in a manner which is materially disproportionate to that of Tenant (based upon amount of space occupied), then Landlord, at its expense, will cause such services to be separately metered to the applicable tenant, or otherwise adjust Tenant's Share of Operating Expenses to ensure equitable responsibility therefor.

             7.   Parking.

             Landlord shall, at no extra cost to Tenant, provide Tenant with two hundred (200) parking spaces in the garage adjoining the Building, randomly placed throughout the parking facility.

             8.   Use of Premises.

             Tenant shall use and occupy the Premises for general office purposes and uses and purposes reasonably related thereto, including, without limitation, the preparation, serving and consumption of food and beverages including without limitation, maintenance of facilities therefor, to employees and their occasional guests and business invitees, and the preparation and presentation, including maintenance of facilities therefor, of audio and visual communication programs for its employees and their occasional guests and business invitees, but not for any other business or purpose. Tenant shall not use, occupy or permit the Premises or any part thereof to be used or occupied for any business, use or purpose reasonably deemed by Landlord to be disreputable or inconsistent with the operation of a first-class office building complex. In its use or occupancy of the Premises, Tenant shall comply with all laws, statutes, ordinances and regulations of all governmental authorities, and with the certificate of occupancy for the Building. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant in the Building. Tenant shall not, without the prior written consent of Landlord, use any apparatus, machinery or device in or about the Premises which may cause any substantial noise, vibration or fumes. If any of Tenant's office machines and equipment disturb the quiet enjoyment of any other tenant in the building, then Tenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance.

             9.   Alterations.

                  (a) Upon commencement of this Lease, Tenant shall have the right to make the alterations, additions, improvements, installations and other changes in or to the Premises which are described on Exhibit "C" hereto (the "Initial Tenant Improvements") without the consent of the Landlord, subject to clauses (1) through (6) in subparagraph 9(b), below. Except as permitted by subparagraphs 9(b) and 9(c), below, Tenant shall make no other alterations, additions, improvements, installations or other changes in or to the Premises without the prior written consent of Landlord in each and every instance, which consent will not be unreasonably withheld.

                  (b) Tenant, from time to time during the term of this Lease, in accordance with subparagraph 9(c), below, may make such alterations, additions, substitutions and improvements to the Premises as Tenant may deem necessary or desirable to adapt the Premises or any part thereof for its purposes, provided, however, that:

                       (1)  such work shall not affect the exterior
             appearance or structure of the Building;

                       (2) the strength of the Building and the mechanical, electrical and plumbing services thereof are not adversely affected and the outside appearance of the Building is not changed;

                       (3) upon completion of the work Landlord is furnished with "as built" drawings;

                       (4) such alterations, additions, substitutions and improvements conform with the requirements of all insurance policies of the parties hereto, and with all applicable laws, statutes, ordinances, regulations and rules of all governmental authorities;

                       (5) the work be performed so as not to interfere with or impair the use and enjoyment of the Land and Building by Landlord and other tenants; and

                       (6) Tenant shall not permit to be placed any lien on the Premises, the Land or the Building and Tenant shall indemnify, defend and hold Landlord harmless from liens, claims and liabilities of every kind which may arise out of any additions, alterations, improvements and installations made by or at the instance of Tenant and from any costs and expenses incurred by Landlord as a result thereof.

                  (c) Prior to undertaking any alteration, addition, substitution or improvement to the Premises under Subparagraph 9(b), above, Tenant shall notify Landlord in writing of the proposed alteration, addition, substitution or improvement and provide copies of the proposed plans related thereto. For purposes hereof, all such proposed alterations, additions, substitutions or improvements shall be referred to herein as "Proposed Tenant Improvements." In the event that within fifteen (15) days following receipt of such notice Landlord shall notify Tenant in writing that Landlord has determined in good faith that the Proposed Tenant Improvements would not be in accordance with clauses (1),
   (2), (4) or (5), of subparagraph 9(b), above, then Tenant shall refrain from making the Proposed Tenant Improvements and Landlord and Tenant shall negotiate in good faith toward a modification of the proposed Tenant Improvements. In the event that the parties cannot resolve such dispute within thirty (30) days, the dispute shall be submitted to alternative dispute resolution in accordance with paragraph 46, below. In the event that the parties are able to resolve such a dispute or the dispute is finally determined in accordance with the alternative dispute resolution outlining paragraph 46 hereof, then Tenant shall make the alterations, additions, substitutions and improvements as agreed to by the parties or determined pursuant to such alternative dispute resolution in accordance with the plans as agreed to by the parties or determined pursuant to alternative dispute resolution. For purposes of this Lease, any improvements made by Tenant which comply with the provisions of this Subparagraph 9(c) shall be referred to as "Permitted Tenant Improvements." In addition, within fifteen (15) days following receipt of Tenant's notice of the Proposed Tenant Improvements, Landlord shall have the right to notify Tenant whether any of such proposed Tenant Improvements will need to be removed by Tenant upon termination of this Lease. For purposes hereof, any of such Proposed Tenant Improvements which become Permitted Tenant Improvements and as to which Landlord has specified that such improvements will need to be removed upon termination of this Lease, shall be referred to herein as the "Removable Improvements."

                  (d) Except for the Initial Tenant Improvements and any Removable Improvements, all alterations, additions, substitutions and improvements shall become a part of the Premises and shall remain upon and be surrendered with the Premises at the end of the term of this Lease; provided that Tenant shall have the right, but not the obligation, to remove any of the Initial Improvements or the Permitted Tenant Improvements (other than the Removable Improvements) and shall have the obligation to remove any other alterations, additions, substitutions or improvements made by Tenant (including the Removable Improvements) provided further that Tenant shall repair any damage occasioned by such removal, and in default thereof Landlord may effect said repairs at Tenant's expense.

             10.  Condition of Premises.

                  (a) Tenant acknowledges and agrees that, except as expressly set forth in this Lease, including without limitation, Paragraphs 11 and 14 hereof, together with any other written agreements between Landlord and Tenant concerning the condition of the Premises, there have been no representations or warranties made by or on behalf of Landlord with respect to the Premises, the Building or the Land or with respect to the suitability thereof for the conduct of Tenant's business. The taking of possession of portions of the Premises by Tenant shall conclusively establish that such portions of the Premises, the Land and the Building were at that time in satisfactory condition, order and repair.

                  (b) Notwithstanding the foregoing, Tenant shall receive from Landlord an Improvement Allowance in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00) for purposes of defraying the costs associated with any improvements, alterations, modifications or replacements made by Tenant with respect to the Premises during the first twenty-four (24) months of the Lease term. Tenant shall pay all invoices for such improvements, alterations, modifications and replacements and shall provide Landlord with a copy of each such invoice. Landlord shall pay Tenant for the amount of each invoice within five (5) days of receipt of each invoice until such time as the aggregate amount of such payments by Landlord hereunder equals Three Hundred Fifty Thousand Dollars ($350,000.00).

             11.  Building Services.

             Landlord shall perform and provide, in a manner befitting a first-class office building, the following services and facilities:

                  (a) Heating and related ventilation shall be provided Monday through Friday, from 8:00 a.m. to 8:00 p.m., and on Saturday from 8:00 a.m. to 12:00 noon (other than Legal Holidays), which Landlord represents are the same hours that such service is provided to all other tenants in the Building. Throughout the term of the Lease, the Premises will be maintained with a heating and related ventilation system which will be activated from time to time so that the temperature in the Premises does not fall below 65 degrees F. Air conditioning and related ventilation through the Building's air conditioning systems shall be provided Monday through Friday, from 8:00 a.m. to 5:00 p.m., and on Saturday from 8:00 a.m. to 12:00 noon (other than Legal Holidays). Air conditioning service will be provided outside said hours upon the request of Tenant and at its expense, provided the request therefor is made no later than at least twenty-four (24) hours in advance for Saturday, Sunday and holiday service. Tenant agrees to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the Building's HVAC systems.

                  (b) Maintenance service for the public toilet rooms in the Building and all toilet rooms in the Premises.

                  (c) Maintenance of standard hardware installed in the Premises by Landlord.

                  (d) Cleaning of outside and inside of exterior window panes.

                  (e) Cleaning and maintenance of common areas in the building, as well as all parking areas made available to Tenant under paragraph 7.

                  (f) Continuous elevator service during the time periods set forth in subparagraph II(a) hereof, and service via at least one (1) elevator car at all other times.

                  (g) Janitorial service as described on Exhibit "D" attached hereto; provided, however, no janitorial service shall be provided Saturdays, Sundays or Legal Holidays.

                  (h) Hot and cold water for lavatory, drinking and cafeteria purposes. If Tenant requires water for any additional purposes, Tenant shall pay the cost thereof as shown on a meter which shall be installed and maintained at Tenant's expense to measure such consumption.

                  (i) Electrical service, although Landlord shall not be liable for the failure of any supply of electricity not arising from Landlord's negligence.

             Landlord reserves the right, without abatement or diminution in Rent (except to the extent that Tenant may be deprived of the use of the Premises due to risks included in available rental insurance), and without any liability to Tenant as a result thereof, to suspend, delay or discontinue furnishing any of the services to be provided by Landlord under this Lease whenever necessary by reason of fire, storm, flood, explosion, strike, lockout, labor dispute, casualty or accident, lack or failure of sources of supply of labor or fuel (or inability in the exercise of reasonable diligence to obtain any required fuel), acts of God or the public enemy, riots, interference by civil or military authorities, compliance with the laws of the United States of America or with the laws, orders or regulations of any governmental authority, or by reason of any other cause or emergency beyond Landlord's control or at the request of Tenant.

             Landlord also reserves the right temporarily to suspend, delay or discontinue furnishing any of the services to be provided by Landlord under this Lease, without abatement or diminution in Rent (except to the extent that Tenant may be deprived of the use of the Premises due to risks included in available rental insurance) and without any liability to Tenant as a result thereof, for such inspections, cleaning, repairs, replacements, alterations, improvements or renewals as may, in Landlord's reasonable judgment, be desirable or necessary to be made; provided that such services shall not, to the extent reasonably feasible, be suspended for such purposes during Tenant's normal business hours.

             12.  Assignment and Subletting.

                  (a) Tenant shall not transfer, assign, mortgage or other wise alienate or hypothecate its interest in this Lease, in whole or in part, or permit the use or occupancy of the Premises by any person or persons other than Tenant or its authorized representatives, or sublet the Premises or any part thereof, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld. such prohibition against assignment or subletting shall include any assignment or subletting by operation of law.

                  (b) Notwithstanding the foregoing, Tenant shall have the right, without the consent of Landlord, to assign this Lease or any interest therein or sublet all or any portion of the Premises to any subsidiary, affiliate or parent corporation of Tenant or any corporation into which Tenant may merge or consolidate or to which substantially all of Tenant's assets are sold. In the event of any such assignment of this Lease, each such assignee of Tenant shall assume, and shall be deemed to have assumed, this Lease and shall be and remain jointly and severally liable with Tenant for all payments and for the due performance of all terms, covenants and conditions herein contained which are required to be paid and performed by Tenant. No assignment shall be binding upon Landlord unless such assignee shall deliver to Landlord an instrument in recordable form containing a covenant of assumption by such assignee, but the failure or refusal of such assignee to execute the same shall not release such assignee from its liability as set forth herein.

             No assignment or subletting by Tenant permitted by the terms of this Lease shall constitute a waiver of the full performance by Tenant of any of its obligations required to be performed under this Lease.

                  (c) When applying to Landlord for its consent pursuant to Subparagraph 12(a), Tenant shall give written notice to Landlord identifying the intended assignee or subtenant by name and address and specifying the terms of the intended assignment or sublease and such other additional information as Landlord may request.

             13.  Access to Premises.

             Landlord, its employees, agents and servants, and any mortgagee of the Building, the land or any portion thereof shall have the right to enter any part of the Premises, at all reasonable times, upon not less than twenty-four (24) hours advance written notice (except in case of emergencies) for the purposes of examining or inspecting the same, showing the same to prospective purchasers or mortgagees, and for making such alterations, repairs, improvements or additions to the Premises or Building as Landlord may deem necessary or desirable; provided, that Landlord shall avoid, to the extent reasonably feasible, entering the Premises for said purposes during normal business hours. Prospective tenants shall be limited to entry during the last year of the Lease term. If representatives of Tenant shall not be present to open and permit such entry into the Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter the Premises by means of a master key (or forcibly in the event of an emergency). Landlord shall incur no liability to Tenant for such entry except for any damages caused by Landlord's negligence, nor shall such entry constitute an eviction of Tenant or a termination of this Lease.

             14.  Damage and Repairs.

             Except as otherwise provided herein, Landlord shall make all repairs and replacements necessary to maintain the plumbing, air conditioning and electrical systems, windows, floors (excluding carpeting), and all other items which are installed or furnished in or to the Premises by Landlord, other than Tenant's trade fixtures and property. Landlord shall have no obligation to make any repairs required of Landlord hereunder until the expiration of a reasonable period of time after written notice that such repair is needed is received from Tenant, except that when there is a need to make emergency repairs oral notice shall be sufficient and Landlord shall undertake such emergency repairs as expeditiously as possible. Landlord shall, to the extent reasonably feasible, make all repairs required to be made by Landlord during other than normal business hours, or in such a manner as will not unreasonably interfere with Tenant's business. Landlord shall not be liable or responsible for any injury or inconvenience to, or interference with Tenant's business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or Building or to any appurtenances or equipment therein, but Landlord will prosecute the work with due diligence and will use its best efforts to minimize any inconvenience to Tenant.

             If during the performance of such repairs, alterations, additions or improvements thirty percent (30%) or more of any floor of the Premises is rendered unusable for a period of fifteen (15) consecutive days or more, Rent for the unusable portion of the Premises will be abated for the period it cannot be used provided Landlord has in force rent insurance covering the loss. Landlord will maintain rent insurance in force so long as it is available.

             Tenant shall take good care of the Premises and the fixtures and appurtenances therein. Tenant shall, at its expense, repair all damage to the Premises, Building and any fixtures and equipment therein to Landlord's reasonable satisfaction caused directly or indirectly by Tenant, its employees, agents, invitees, licensees, subtenants or contractors. If Tenant fails to make such repairs, the same may be made by Landlord and the reasonable expense thereof shall be deemed Additional Rent due and payable by Tenant within fifteen (15) days after the sending of a statement therefor by Landlord to Tenant.

             Except for damage that Tenant is obligated to repair pursuant to this Lease, Landlord will repair or rebuild all damage to the Building.
   In the event the damage cannot be repaired within one (1) year after the occurrence thereof, Tenant may elect to terminate this Lease by written notice to Landlord, which notice shall specify a date of termination which is at least sixty (60) days after the date of such notice.

             In the event of damage to the Building so that the Premises or a portion thereof is or will be unusable for Tenant's occupancy under this Lease, Rent with respect to the portion of the Premises which is rendered unusable for Tenant's occupancy shall be abated for the period commencing with the date on which such damage occurred until the damage is repaired and the affected portion is again available for Tenant's occupancy. Anything to the contrary herein notwithstanding, Tenant shall be responsible or repairing and replacing its furniture, furnishings, trade fixtures and equipment. Nothing in this Paragraph 14 shall be construed to mean that any expenses incurred by Landlord for repairs of the Premises shall not be included within the definition of Operating Expenses set forth in Paragraph 5(d) hereof.

             15.  Surrender of Premises.

             Upon termination of this Lease by lapse of time or otherwise, Tenant shall surrender the Premises to Landlord, together with all additions, alterations, improvements and installations thereto (whether the same shall have been made by Landlord or Tenant and without compensation or credit to Tenant), subject, however, to Tenant's right of removal under Paragraph 9, in broomclean condition and in at least as good a condition as the Premises were in upon commencement of this Lease, except for ordinary wear and tear and damage which Tenant is not obligated to repair, failing which Landlord may restore Premises to such condition at Tenant's expense. Upon such termination Tenant's trade fixtures, equipment and furniture shall remain Tenant's property, and Tenant shall remove the same prior to such termination. Tenant shall promptly repair any damage caused by such removal and shall restore the Premises to the condition existing prior to installation of the items so removed. Tenant shall surrender the Premises to Landlord at the end of the term of this Lease without notice of any kind, and, other than the notices to be given pursuant to Subparagraph 9(c) hereof Tenant hereby waives all right to any such notice as may be provided under any present or future law.

             16.  Waiver of Claims.

             Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, trustees, employees, agents and representatives of the other, on account of loss or damage occasioned to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of such loss or damage. Landlord and Tenant shall, upon obtaining the policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

             17.  Tenant Liability Indemnification and Insurance.

                  (a) Tenant will indemnify and hold harmless the Landlord for any and all claims of any kind or nature arising from Tenant's use of the Premises during the term hereof, and Tenant hereby waives all claims against Landlord for damage to goods, wares or merchandise or for injury to persons in and upon the Premises from any cause whatsoever, except such as might result from the negligence of Landlord or Landlord's representatives, employees, agents and contractors or from failure of Landlord to perform its obligations hereunder within a reasonable time after notice in writing by Tenant requiring such performance by Landlord.

                  (b) During the term of this Lease, Tenant shall, at its expense, secure and maintain an insurance policy or policies in form reasonably satisfactory to Landlord providing:

                       (i) public liability, bodily injury and property damage liability insurance naming Landlord as an additional insured, insuring against liability for injury to or death of persons and damage to or destruction of property, having limits of liability in an amount not less than Three Million Dollars ($3,000,000.00) Combined Single Limit;

                       (ii) hazard (i.e., casualty or property damage)
             insurance with coverage, in an amount equal to the full replacement cost thereof, upon the fixtures, furniture, improvements and personal property installed by or at the expense of Tenant, insuring against the perils of fire, extended coverage, vandalism, and malicious mischief.

             None of the insurance policies obtained by Tenant pursuant hereto shall have any coinsurance thereon or applicable thereto. Each policy obtained pursuant to this Paragraph shall include a waiver of subrogation clause with respect to claims against Landlord. Landlord shall have the right to review the forms, coverages, amounts, and duration of such insurance policies from time to time and to require, upon giving Tenant thirty (30) days advance written notice thereof, that the forms, coverages, amounts, or duration of such policies be changed or modified so as to conform to the requirements established by this Paragraph 17. Such insurance shall be carried with companies having a rating of "A" (or the equivalent thereof) or better by Best's Key Rating Guide, unless such rating requirement is waived by Landlord. Tenant shall deliver to Landlord (at the option of Tenant) either the originals of the policies evidencing such insurance coverage or certificates duly executed by the insurer(s) evidencing such insurance coverage. In either event, the insurer concerned shall agree that the coverage will not be cancelled or modified unless at least thirty (30) days advance written notice of the proposed cancellation or modification has been given to Landlord. In the event Tenant fails to secure and maintain any of the insurance coverage as provided in this Paragraph, Landlord may procure such insurance on Tenant's behalf, including insurance in favor of Landlord alone. In the event of loss, Tenant shall give immediate notice to Landlord.

                  (c) Landlord shall secure and, at all times during the term of this Lease, maintain an insurance policy or policies providing hazard (i.e., casualty or property damage) insurance with coverage upon the Building against the perils of fire, extended coverage, and malicious mischief, together with comprehensive liability insurance to the extent
   obtained by prudent landlords in the locale of the Building.   The
   premiums for such insurance shall be included as a part of the Operating Expenses of the Building, it being the intention of the parties that Tenant shall pay Tenant's Share of the cost thereof.

             18.  Condemnation.

                  (a) In the event that all of the Building is taken for any public or quasi-public use or purpose in eminent domain proceedings, or in the event all of the Building is conveyed to a governmental authority or other entity having the power of eminent domain ("Condemning Authority") in lieu of such proceedings, this Lease shall terminate upon the date when the possession of the Premises shall be surrendered to said Condemning Authority. Any prepaid Rent attributable to periods after such termination date shall be refunded to Tenant. In any such proceedings, and to the extent permitted by law, Tenant may make claim to the Condemning Authority, the then remaining value of its leasehold estate in the Premises, and to the extent that the same is not payable out of any condemnation award or payment in lieu thereof, may make claim to the Condemning Authority for the taking of Tenant's tangible property, for Tenant's removal and relocation costs and/or Tenant's loss of business and/or business interruption.

                  (b) In the event eminent domain proceedings shall be instituted for the purpose of taking a substantial portion of the Building, or if the grade of any street or alley adjacent to the Land is changed so that, as a result of either such events, substantial structural alteration or reconstruction of a substantial portion of the Building is necessary or desirable in Landlord's reasonable judgment, and provided Landlord does not make such structural changes or reconstruction, Landlord may elect to terminate this Lease by giving Tenant not less than ninety
   (90) days' notice of termination prior to a termination date specified in such notice, and any prepaid Rent attributable to periods after such termination date specified in such notice shall be refunded to Tenant. If Landlord does not so elect to terminate, this Lease shall be and remain in full force and effect for the balance of its term, except that Rent shall be proportionately abated to the extent of any portion of the Premises taken.

                  (c) The provisions of the preceding paragraph notwithstanding, in the event thirty percent (30%) or more of the Building or thirty percent (30%) or more of the Premises is taken in any such proceedings, Tenant may elect to terminate this Lease by giving Landlord not less than ninety (90) days' notice of termination prior to a termination date specified in such notice, and any prepaid Rent attributable to periods after such termination date specified in such notice shall be refunded to Tenant.

                  (d) Tenant shall not share in any condemnation award or payment in lieu thereof for any taking specified in Subparagraph 19(b), the same being hereby assigned to Landlord by Tenant; provided, however, that nothing herein shall preclude Tenant from separately claiming from the Condemning Authority and receiving, to the extent the same are not payable out of any condemnation award or payment in lieu thereof, compensation for the remaining value of the leasehold estate, the taking of Tenant's tangible property for Tenant's removal and relocation costs and/or for Tenant's loss of business and/or business interruption.

             19.  Estoppel Certificates.

             Tenant shall, from time to time within fifteen (15) days following written request from Landlord, execute, acknowledge and deliver to Landlord, or to any lender, purchaser or prospective lender or purchaser designated by Landlord, a written statement certifying to the extent true, (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification),
   (ii) the date to which the Rent has been paid, and (iii) that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the Land or Building. If Tenant fails to deliver such statement or to object within said ten-day period to any of the foregoing, Tenant shall be deemed to have given the same and conclusively deemed to have certified that this Lease is in full force and effect and unmodified, that not more than one month's Rent has been paid in advance and that there are no uncured defaults in Landlord's performance hereunder.

             20.  Default, Landlord's Remedies, Waiver of Redemption.

             The occurrence of any of the following shall be a default and breach of this Lease by Tenant:

                  (a) If Tenant abandons the Premises or fails to pay Base Rent or Additional Rent within ten (10) days after the same shall be due and payable; or

                  (b) If Tenant fails to observe and perform any covenant or obligation required to be observed or performed by Tenant under this Lease (other than the payment of rent under Subparagraph 20(a), above) for a period of thirty (30) days after receipt of written notice thereof from Landlord; provided, however, that if the covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same; or

                  (c) If a trustee or receiver is appointed to take possession of substantially all of Tenant's assets in or on the Premises or of Tenant's interest in this Lease, (and Tenant does not regain possession within sixty (60) days after such appointment), or if Tenant makes an assignment for the benefit of creditors; or

                  (d) If any petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant pursuant to any statute of the United States or any state, and Tenant fails to secure a stay or discharge thereof within sixty (60) days after filing of same.

             Upon the occurrence of any such event of default as hereinabove described, Landlord may give Tenant written notice of termination of this Lease as of a date specified in such notice which shall be at least thirty
   (30) days after such notice is given to Tenant. Unless Tenant shall cure said default within such period, this Lease and the term thereof shall terminate as of the date specified in said notice. Neither Tenant nor any person claiming through or under Tenant shall thereafter be entitled to possession, and Tenant shall thereupon quit and surrender the Premises to Landlord, but Tenant shall remain liable to Landlord for damages as hereinafter set forth.

             If this Lease is terminated as aforesaid, Landlord may, without further notice, resume possession of the Premises, undertake summary proceedings, eviction or otherwise, and may dispossess Tenant, and/or any other occupant of the Premises and may remove their effects and all other personal property.

             In the event that this Lease is terminated as a result of the occurrence of any event of default, Tenant or its representatives shall pay Landlord as liquidated damages, the difference between the Rent collected on account of the lease of the Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease, and the Rent payable under this Lease, and Tenant shall pay Landlord's expenses for keeping the Premises in good order and for preparing same for reletting, including broker's fees. Such liquidated damages shall be paid by Tenant in monthly installments on the first day of each month after such termination, reentry or dispossession, and no action brought to collect any monthly installments shall prejudice Landlord's right to collect any subsequent monthly installment. Landlord may make such reasonable alterations, repairs, replacements and/or decorations to the Premises as Landlord considers necessary or desirable for the purpose of reletting the Premises, and the making of same shall not release Tenant from liability hereunder, nor shall Landlord's failure or refusal to relet or failure to collect Rent due under any reletting affect Tenant's liability for damages.

             The rights and remedies of Landlord described above in this Paragraph 20 shall be in addition to those allowed by law or equity.

             21.  Security Deposit.  (This paragraph deleted)

             22.  No waiver.

             The failure or delay by either party hereto to enforce or exercise at any time any of the provisions, rights or remedies of this Lease shall in no way be construed to be a waiver thereof, nor in any way to affect the validity of any part of this Lease, or the right of either party to thereafter enforce each and every such provision, right or remedy. No waiver of any breach of this Lease shall be held to be a waiver of any other breach. The receipt of Rent by Landlord at a time after Rent is due under this Lease shall not be construed as a waiver of such default. The receipt by Landlord of less than the full Rent due shall not be construed to be other than a payment on account of Rent then due, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease. No act or thing done by Landlord or Landlord's agents or employees during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

             Any agreement for extension of the original term of this Lease or any additional period thereafter shall not prevent Landlord from terminating this Lease during the term thereof for any reason specified in this Lease. If any such right of termination is exercised by Landlord during the original term of this Lease, then any agreement for extension of the original term shall also be thereby cancelled. Said rights of termination of Landlord contained herein shall continue during the original term of this Lease and any subsequent extensions thereafter.

             23.  Quiet Enjoyment.

             If, and so long as Tenant pays the Rent reserved herein and observes and performs all of the covenants, conditions and obligations to be observed and performed by Tenant hereunder, and subject to all provisions of this Lease, Landlord will not hinder or interfere with Tenant and Tenant shall have peaceable and quiet use and enjoyment of the Premises for the term of this Lease.

             24.  Force Majeure.

             In the event that either party hereto shall be delayed or hindered in, or prevented from, the performance of any work, service or other act required under this Lease to be performed, as a result of strikes, lockouts, shortages of labor or material, acts of God, flooding and other weather associated causes, governmental restrictions, enemy act, civil commotion, fire or other casualty, or other causes or circumstances beyond the control of the party so delayed or hindered, then performance of such work, service or other act shall be excused for the period of such delay and the period for the performance of such work, service or other act shall be extended for a period equivalent to the period of such delay. In no event shall such delay constitute a termination of the term of this Lease. The provisions of this Paragraph 24 shall not operate to excuse Tenant from the prompt payment of Rent.

             25.  Successors.

             Subject to Paragraph 12 hereof, the respective rights and obligations provided in this Lease shall inure to the benefit of and shall be the obligations of the parties hereto, their successors and assigns; provided, however, that Landlord, its successors and assigns, shall be obligated to perform Landlord's agreements and covenants under this Lease only during and in respect of their respective successive periods as Landlord during the term of this Lease. Provided that Landlord's assignee assumes in writing for the benefit of Tenant all of Landlord's covenants and obligations under this Lease, then in the event of Landlord's assignment of its interest hereunder, Landlord shall, from and after the time of such assignment, he relieved of any and all liability or obligation to Tenant hereunder, and all such liabilities and obligations shall, as of the time of such assignment, automatically pass to Landlord's assignee, subject to the assumption required above.

             26.  Subordination and Attornment.

                  (a) Tenant agrees to subordinate this Lease to any future ground, air space or underlying lease and to all mortgages which may now or hereafter affect such leases or the land or any part thereof and to all renewals, modifications, consolidations replacements, and extensions thereof; provided, however, that Tenant's rights of possession hereunder and all of its other rights and privileges hereunder shall not be disturbed or impaired so long as Tenant is not in default under the terms of this Lease or such default has been cured within the time permitted for the curing of default by the Tenant under the terms of this Lease.

                  (b) Upon written request of any mortgagee, or successor or assignee of the Landlord, Tenant shall execute an instrument whereby Tenant shall attorn to such mortgagee, successor or assignee upon all the terms, covenants, conditions, and agreements set forth in this Lease, provided the party requesting the same executes an instrument whereby such party agrees not to disturb or impair Tenant's rights of possession hereunder and all of its other rights and privileges hereunder so long as Tenant is not in default under the terms of this Lease or such default has been cured within the time permitted for the curing of default by the Tenant under this Lease. The holder of every interest to which this Lease is subordinate or the purchaser of the Land and Building or any portion thereof in foreclosure proceedings or otherwise shall not be bound by any payment of Rent by Tenant to Landlord for more than one month in advance.

             The provisions of this Paragraph 25 shall be self-operative and no further instrument of subordination shall be required by the holders of any interest to which this Lease is subordinate. Each party agrees, however, whenever requested so to do upon reasonable notice by the other party, to execute such instruments confirming the provisions of this Paragraph 25 as the party requesting the same may require, without expense to Landlord, and in the event that Tenant shall fail or neglect so to execute, acknowledge and deliver any such subordination instrument or certificate, Landlord, in addition to any other remedies, may be the agent or attorney-in-fact of Tenant and may execute, acknowledge and deliver the same, and Tenant hereby irrevocably nominates, constitutes, and appoints Landlord as Tenant's proper and legal attorney-in-fact for such purpose.

             27.  Holding Over.

             In the event that Tenant remains in possession of the Premises with the written consent of Landlord, after the expiration of the term of this Lease, Tenant shall be a tenant from month to month, at a rate double the then current Rent, and such tenancy shall otherwise be subject to all of the covenants and agreements of this Lease. In the event that Landlord does not so consent to Tenant's continued possession after the expiration of the term of this Lease, or if no new agreement shall have been entered into by the parties hereto, Tenant shall pay Landlord all reasonable damages sustained by reason of Tenant's retention of possession after such expiration.

             28.  Signs.

             Tenant shall not place, install or affix, or permit the placement, installation or fixation of any sign of any nature on the exterior of the Premises, or in the windows or lobbies of the Building without first obtaining the written consent of Landlord; provided that Landlord shall remove at its expense, any sign on the exterior of the Building or the Premises which refers to "Eaton" or "Eaton-Kenway", including without limitation, the sign on top of the Building and Tenant shall have the right to place any of its signs in place thereof; and provided, further, that Tenant may, at its expense, remove any sign in the interior of the Premises which refers to "Eaton" or "Eaton-Kenway" and replace such sign with Tenant's sign. All Tenant signs shall be installed and maintained by Tenant in compliance with all applicable laws, statutes, ordinances, rules and regulations of all governmental authorities and agencies. Tenant shall pay all expenses, and all license and permit fees relating to the installation and maintenance of authorized signs, and shall pay all expenses of removal and costs of repairs resulting therefrom, except as provided in the proviso above.

             29.  Floor Load.

             Tenant shall not place or permit to be placed upon any floor of the Premises any item of any nature the weight of which shall exceed such floor's rated floor load limit, which is sixty (60) pounds per square foot live load or twenty (20) pounds per square foot partition load.

             30.  Landlord Option.  (This paragraph deleted)

             31.  Governing Law.

             This Lease shall be construed, governed and enforced in accordance with the laws of the State of Utah.

             32.  Severability.

             If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

             33.  Gender.

             As used in this Lease, the word "person" shall mean and include, where appropriate, an individual, corporation, partnership or other entity, the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall include any other gender.

             34.  Notices.

             All notices required or permitted hereunder shall be deemed sufficiently given if delivered in person or sent by registered or certified mail, postage prepaid, addressed to the Landlord or Tenant as follows:

             To Landlord:   Eaton Properties Corporation and
                            Eaton Utah Corporation
                            c/o Eaton Corporation
                            Eaton Center
                            Cleveland, Ohio  44114

                            Attention:  Real Estate Department

             To Tenant:     Harnischfeger Engineers, Inc.
                            13400 Bishops Lane
                            Brookfield, WI  53201-1512

                            Attention:  Secretary and General Counsel

   Either party may change its address by written notice to the other.

             35.  Execution.

             This Lease shall become effective when it has been signed by a duly authorized officer or representative of each of the parties and delivered to the other party. This Lease is being executed simultaneously in multiple counterparts. Each of such fully executed counterparts shall be deemed an original and it shall not be necessary in making proof of this Lease to produce or account for more than one such counterpart.

             36.  Modifications.

             If, in connection with Landlord's obtaining financing or refinancing for the Building, a banking, insurance or other institutional lender shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of the Tenant hereunder, including rental obligations and any other obligations of Tenant hereunder or materially adversely affect Tenant's interest in this Lease or the rights, privileges or benefits hereunder. In no event shall a requirement that the reasonable consent of any such lender be given for any modification of this Lease, or for any assignment or sublease be deemed to materially adversely affect the leasehold interest hereby created.

             37.  Rules and Regulations.

             Tenant, its servants, employees, agents, invitees, licensees, contractors and subcontractors shall observe and strictly comply with such reasonable rules and regulations as Landlord or its agents may, after notice to Tenant, from time to time adopt which are not inconsistent with any of the terms and conditions of this Lease. A copy of the present rules and regulations are attached as Exhibit "E." Landlord shall exercise its best efforts to include in leases of other space in the Building a similar requirement obligating tenants to comply with the rules and regulations adopted by Landlord. Landlord shall exercise its best efforts to enforce said rules and regulations, to the extent applicable, in a non-discriminatory manner and to enforce the terms, covenants or conditions in any other lease against any other tenant; provided, however, that Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, invitees or licensees.

             38.  Common Areas.

             Tenant, its authorized representatives, customers, employees and invitees shall have the non-exclusive right throughout the term of this Lease, in common with others, to the use of certain entrances, lobbies, elevators, ramps, drives, stairs and similar access and serviceways and common areas adjacent to, and included within, the Building, subject to such non-discriminatory rules and regulations as may be from time to time adopted by the Landlord.

             39.  Marginal Titles.

             The marginal titles, headings, and table of contents to this Lease are inserted only as a matter of convenience and reference, and in no way affect, define, limit or describe the scope or intent of this Lease.

             40.  Entire Agreement.

             This Lease, including the Exhibits hereto, contains all the agreements, conditions, understandings, representations and warranties made by and between the parties hereto with respect to the subject matter hereof, and may not be modified orally of in any manner other than by an agreement in writing signed by both parties.

             41.  Attorney's Fees.

             Landlord and Tenant agree that should either of them default in any of the covenants or agreements contained herein, the defaulting party shall pay all costs and expenses, including reasonable attorney's fees, which may arise or accrue from enforcing this Lease, or in pursuing any remedy provided by this Lease or the laws the State of Utah whether such remedy is pursued by filing a suit or otherwise.

             42.  Option on Additional Space.

             During the term of this Lease, including all extensions thereof, Tenant shall have the right of first refusal with respect to any space in the Building on the 7th floor as it becomes available. Such right of first refusal shall be exercisable in the following manner: No sooner than six (6) months before such space shall become available, Landlord shall notify Tenant of the availability of such space within the Building. Tenant shall notify Landlord within ninety (90) days of such notice whether Tenant elects to take such space, and if such election is exercised, then such space shall be added to this Lease as soon as it is delivered to Tenant at the Base Rent and Additional Rent (per leasable foot) specified in this Lease for the remainder of the Premises, and otherwise upon all of the terms and conditions of this Lease, including any extension options. Tenant's election under this Paragraph 42 shall be irrevocable. If Tenant elects not to lease such space, Landlord shall be entitled to lease such space to any third party at a rental rate higher than, equal to or less than the rental rate under this Lease without offering such space to Tenant at such rental rate. If Tenant elects to take such space, Landlord shall deliver possession of such space to Tenant as soon as it becomes available in an "as-is" condition. All demolition, alterations, additions, improvements and modifications to such space shall be done by Tenant in accordance with this Lease at Tenant's sole cost and expense.

             43.  Option to Extend.

                  (a) Tenant shall have the option to extend the term of this Lease for three (3) additional periods of five (5) years each. The first extension period shall begin on the day following the tenth anniversary of the Commencement Date and the second and third option periods shall commence on the first day following the expiration of the previous extension period (the "Extension Commencement Dates"). Such options shall be exercised only by Tenant giving Landlord written notice thereof which is received by Landlord not less than six (6) full calendar months prior to the applicable Extension Commencement Date. Time shall be of the essence with respect to Tenant's notice of exercise as aforesaid. In the event that the term of this Lease is, in fact, extended pursuant to the foregoing, then such extension shall be upon all of the same terms and provisions contained in this Lease, except that the Base Rent only shall be adjusted as expressly set forth in this Paragraph 43.

                  (b) In the event Tenant exercises one or more of the foregoing options to extend the term of this Lease, then the monthly Base Rent payable with respect to the applicable extension period shall be adjusted to be equal to the Fair Market Rental (as hereinafter defined) for the Premises as of the commencement of such extension period. "Fair Market Rental" as used hereunder shall mean the monthly fair market rent for the Premises as agreed to by the parties, or failing such agreement within thirty (30) days following Landlord's receipt of Tenant's notice exercising its option to extend, determined by the Three Appraisal Method (as hereinafter defined). The "Three Appraisal Method" for purposes of this Lease shall mean that Landlord and Tenant shall each cause an appraisal of the Premises to be made by an MAI appraiser. If the two appraisers are less than ten percent (10%) apart, the Fair Market Rental shall be the average of the two (2) appraisals. In the event the two (2) appraisals are more than ten percent (10%) apart, then the two (2) appraisers shall select a third MAI appraiser and the resulting Fair Market Rental shall be the average of the third appraiser's appraisal and the original appraisal closest to the third appraisal. Landlord and Tenant shall each pay the cost of the appraiser selected by it and Landlord and Tenant shall share equally the cost of the third appraiser. Landlord and Tenant shall instruct the appraisers they appoint to complete the appraisal process and determine the Fair Market Rental within sixty
   (60) days from the date Tenant notifies Landlord of its election to exercise the option to extend this Lease.

             44.  Additional Space.

                  (a) Tenant shall have the right to exclusively occupy the entire seventh (7th) floor of the Building for a period of six (6) months following the Commencement Date. Tenant shall further have the right to exclusively occupy the entire eighth (8th) and ninth (9th) floors of the Building for a period of three (3) months following the Commencement Date. Said occupancy shall be permitted free of any rental or other charge under the Lease, except for separately metered utilities.

                  (b) Landlord agrees that Tenant owns and shall have the right to remove, relocate or otherwise dispose of any and all furniture, furnishings and equipment and the raised floor in the computer room located in the space occupied under Subparagraph 44(a), above, and any other leasehold improvements which are included in the definition of the Subject Assets in the Asset Purchase Agreement dated January 12, 1995, among Tenant, Eaton-Kenway, Inc. and Eaton Corporation.

             45.  Lease of First Floor Space.

             Landlord has agreed it shall not allow the first floor space of the Building to be used or leased for any improper, immoral or unlawful purpose.

             46.  Alternative Dispute Resolution.

             In the event that any dispute shall arise among the parties, except for any disputes which are to be resolved by the CPA, or in the event that the CPA shall be unable or unwilling to resolve any particular dispute which is to be resolved by it under the terms of this Lease, the parties agree to follow the following procedure prior to pursuing other available remedies with respect to such dispute:

                  (a) A meeting shall be held promptly among the parties, attended by representatives having decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

                  (b) If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with any of the parties (the "Neutral"), seeking assistance in such regard from the American Arbitration Association center for Public Resources, or other mutually agreed upon organization if they have been unable to agree upon such appointment within forty (40) days from the initial meeting. The fees of, and authorized costs incurred by, the Neutral shall be shared equally by the parties.

                  (c) In consultation with the Neutral, the parties will select or devise an alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the Neutral making the decision as to the procedure, and/or place and time if the parties have been unable to agree on any of such matters within twenty (20) days after initial consultation with the Neutral. In any case, the ADR shall be held not later than sixty
   (60) days after selection of the Neutral.

                  (d) The parties agree to participate in good faith in the APR to its conclusion. If the parties are not successful in resolving the dispute through the APR, then any party may pursue other available remedies upon seven (7) days' written notice to the other parties specifying its intended course of action.

             IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed as of the day and year first above written.

   Witnesses as to Landlord:                    LANDLORD:

                                      EATON PROPERTIES CORPORATION



                                      By: /s/ P.X. Donovan
                                      Its: President and Treasurer


                                      By: /s/
                                      Its:



                                      EATON UTAH CORPORATION


                                      By: /s/ P.X. Donovan
                                      Its: President and Treasurer


                                      By: /s/
                                      Its:



   Witnesses as to Tenant:                 TENANT:

                                      HARNISCHFEGER ENGINEERS, INC.


                                      By: /s/ John W. Splude
                                      Its: President


                                      By: /s/ John R. Kuhnmuench, Jr.
                                      Its: Secretary

                                    EXHIBIT A


                                  The Premises

             Floor                              Square Feet

             Second                                   9,074
             Third                                   10,629
             Fourth                                  10,629
             Fifth                                   11,613
             Sixth                                   11,613
                                                     ------
                  Total                              53,558

                                    EXHIBIT B


             COMMENCING at the Southwest corner of Lot 4, Block 61, Plat "B", SALT LAKE CITY SURVEY, and running thence East 259.5 feet; thence North 330 feet; thence West 259.5 feet; thence South 330 feet to the point of BEGINNING.

             TOGETHER WITH AND SUBJECT TO a right-of-way over the following (which said right-of-way was created by that certain Warranty Deed recorded in Salt Lake County, Utah on October 1, 1917 as Entry No. 384546 in Book 10-G of Deeds, Page 349): BEGINNING at a point 94.5 feet East of the Southwest corner of Lot 3 of said Block and Plat, and running thence East 4.5 feet; thence North 330 feet; thence West 9 feet; thence South 330 feet; thence East 4.5 feet to the point of BEGINNING.

             SUBJECT TO a right-of-way in favor of Salt Lake City, for the purpose of constructing, operating, and maintaining flumes in which to carry the waters of the Jordan and Salt Lake Canal, on, over, and through a strip of land 16.5 feet wide described as follows (which said right-of-way was created by that certain Indenture recorded in Salt Lake County, Utah on April 29, 1882 in Boot T of Deeds at Page 88-89): BEGINNING at a point 60 feet East from the Southwest corner of said Lot 4, thence North 66 degrees 30' West 61 feet; thence North 58 degrees 30' West 9.5 feet to the West line of said Lot 4, thence North 20 feet; thence South 58 degrees 30' East 17 feet; thence South 66 degrees 30' East 99 feet to the South line of said Lot 4; thence West 41 feet to the place of BEGINNING.

                                    EXHIBIT C

                           Initial Tenant Improvements


        The following is a list of the Initial Tenant Improvements:

             1.   Removal and replacement of carpeting.

             2.   Demolition of existing interior walls.

             3.   Construction of new interior walls.

             4. Modification of the mechanical and electrical systems to facilitate the Initial Tenant Improvements.

             5.   Installation of new communication and computer wiring.

             6. Removal of the computer room equipment and accessories from floor 7 and the installation of those items in the Premises.

             7.   Repainting and decorating.

             8. Removal of furniture, furnishings and equipment from floors 7 through 9 as provided in Paragraph 44(b), and installation of such items in the Premises.

             9. Removal of existing interior signs which refer to "Eaton" or "Eaton-Kenway" and replacement of such signs with Tenant's signs.

             10. Relocation of Tenant's furniture and equipment from Tenant's offices in the Salt Lake City area to the Premises.

                               E X H I B I T   "D"



                            JANITORIAL SPECIFICATIONS
                                    Attached)

                                                                   SCHEDULE D


                             JANITORIAL REQUIREMENTS

         JANITORIAL SERVICES ARE TO BE INCLUDED AS PART OF THE PROPOSAL


             All janitorial services shall be performed after 6:00 p.m. and must be completed prior to 7:00 a.m. the following morning. Lessor shall be willing to submit to the State a list of Janitorial employees with their home addresses and telephone number for a security investigation. The State shall have the right to ask for the dismissal of any janitorial employee not meeting security requirements The janitorial duties shall include, but not limited to, the following:

             Daily Duties (except Saturdays, Sundays and holidays):
                  Empty and replace liners in all trash containers
                  Vacuum all carpets and reposition all furniture in proper positions
                  Dust mop or vacuum hallways and entries
                  Sweep, dry dust mop and buff all vinyl floors
                  Clean and polish drinking fountains
                  Clean entry glass
                  Re-set chairs to standard position in conference rooms Spot clean carpet and upholstery as needed
                  Clean all entries to drip line
                  Re-set chairs to standard positions in meeting rooms Clean elevator walls
                  Clean elevator floors
                  Wipe down break room tables and chairs
                  Clean sinks and counter tops in break room
                  Clean restroom mirrors
                  Clean and sanitize restroom fixtures and partitions Clean, wet mop and sanitize restroom floors
                  Refill restroom dispensers (tissue, soap and towels) Shake and clean entry walk-off mats, if applicable
                  Remove finger and hand prints from doors, door glass and partitions
                  Close and secure all windows, where applicable
                  Turn off all lights

             Tuesday and Thursday Duties:
                  Hand broom corners in corridors, halls and stairwells Spot clean office and hall walls
                  Clean around light switches
                  Clean doors and door frames
                  Clean conference tables
                  Sanitize restroom walls
                  Polish bright work areas often touched
                  Clean and polish all handrails and banisters
                  Broom in front of all entrances to drip line
                  Clean (shake) all entry walk-off mats
                  Keep area around trash dumpster clean

             Weekly duties (Same Day Each Week):
                  Vacuum all upholstery (chairs and couches)
                  Dust furniture and fixtures
                  Dust and clean window sills
                  Dust and clean mop boards
                  Spot clean all carpet
                  Dust and spot clean levelor blinds
                  Dust and clean tops of partitions
                  Keep restroom floors sealed and polished as needed Clean main entry glass, exterior and interior
                  Clean all janitorial equipment

             Monthly Duties (First Working Day of Each Month):
                  Damp wipe all vinyl chairs and couches in offices, conference room and halls
                  Dust all surface areas as necessary, clearing cobwebs, etc.

             Quarterly Duties:
                  Dust and vacuum air diffusers and grills
                  Scour clean all office and hall trash containers Strip and re-polish floors

             Semi-Annual Duties:
                  Clean and treat all vinyl and leather chairs and couches Vacuum draperies
                  Clean exterior and interior windows.

             Annual Duties:
                  Clean all light fixtures
                  Remove and clean levelor blinds

   Changes in the frequencies, or days of performance of any duty, shall be made by mutual agreement with the State and shall be specified in writing.

                               E X H I B I T   "E"


                              RULES AND REGULATIONS
                                   (Attached)

                                    EXHIBIT E

                              RULES AND REGULATIONS
                      WHICH CONSTITUTE A PART OF THE LEASE


             1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress.

             2. Except as otherwise provided in the Lease, no awnings or other projection shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord's standard window coverings. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Buildings must be fluorescent, of a quality, type, design and bulb color approved by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the express written consent of Landlord.

             3. No sign, advertisement or notice shall be exhibited, painted or affixed by any Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred in such removal to the Tenant violating this rule. Interior signs on doors and directory tablets shall be inscribed, painted or affixed for each Tenant by the Landlord at the expense of such Tenant, and shall be of a size, color and style prescribed by Landlord. The directory tables will be provided exclusively for the display of the name and location of Tenants only and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord's standard lettering.

             4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

             5. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant, who or whose servants, employees, agents, visitors or licensees, shall have caused the same.

             6. No Tenant shall mark, paint, drill into, or in any way deface any part of the Premises or the Building. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct.

             7. No bicycles, vehicles, birds or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any Tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for Tenants and their employees shall be permitted provided power shall not exceed that amount which can provided by a 30 amp circuit. No Tenant shall cause or permit any unusual or objectionable odors to be produced or permeate the Premises or the Building.

             8. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes or Tenant's use of the Premises as set forth in the Lease. Tenant shall not occupy or permit any portion of its Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau. No Tenant shall engage or pay any employees on the Premises except those actually working for such Tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

             9. No Tenant shall make, or permit to be made, any unseeingly or disturbing noises or disturb or interfere with occupants of the Building, or neighboring buildings or premises, or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or any other way. No Tenant shall throw anything out of doors, windows or skylights or down the passageways.

             10. No Tenant nor any of Tenant's servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Premises any dangerous inflammable, combustible or explosive fluid, chemical or substance.

             11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof. Each Tenant must, upon the termination of its tenancy, restore to the Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by such Tenant and in the event of the loss of any keys so furnished, such Tenant shall pay to the Landlord the costs of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

             12. All removals, the carrying in or out of any safes, freight, furniture, or bulky matter of any description or the use of the Building's elevators therefor must take place between the hours of 9:00 - 11:00 a.m. and 1:30 - 4:15 p.m. Monday through Friday (exclusive of holidays). The moving of safes, other fixtures, equipment or bulky matter of any kind must be made upon previous notice to the management of the Building and under its supervision, and the person employed by any tenant for such work must be acceptable to the Landlord. The Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or bulky articles which violate any of these Rules and Regulations or the Lease. The Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute weight. If additional expenses are incurred by Landlord by reason of moving of tenant's safes, other fixtures, equipment or bulky matter of any kind, such expenses shall be borne by tenant.

             13. The Landlord reserves the right to exclude from the Building on Mondays through Fridays between the hours of 6:00 p.m. and 8:00 a.m., at all hours on Saturdays, Sundays and legal holidays all persons who have not received clearance as a result of a written request from tenant or who do not present a pass to the Building signed by the Landlord. The Landlord will furnish passes, or at Landlord's option clearances, to persons for whom any tenant requests the same in writing. Each tenant shall be responsible for all persons for whom it requests passes or clearances and shall be liable to the Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to, or exclusion from, the building of any person. In case of an invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord's opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and the protection of the Building and the property in the Building.

             14. Any persons employed by any tenant to do janitorial work, shall, while in the Building and outside of the Premises, be subject to and under the control and direction of the management of the Building (but not as an agent or servant of the Landlord), and tenant shall be responsible for all acts of such persons. No such person shall be allowed in the Building between 6:00 p.m. and 8:00 a.m. on Mondays through Fridays, and at all hours on Saturdays, Sundays and legal holidays.

             15. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress.

             16. The requirements of tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

             17. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

             18. All office equipment of any electrical or mechanical nature shall be placed by tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

             19. No air conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

             20. There shall not be used in any space, or in the Common Area of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards or such other material handling equipment as Landlord may approve. Tenant shall not bring any other vehicles into the Building.

             21. No vending or similar machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

             22. The scheduling of moves of tenant's furniture and equipment into or out of the Building is subject to the reasonable discretion of Landlord.

             23. All electric wiring and electrical outlets and connections of every kind shall be introduced and connected only by Landlord, and no boring or cutting of wires shall be allowed except with the prior written consent of the Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject the prior written of Landlord. No air conditioning unit or other similar apparatus shall be installed or used by any tenant without prior written consent of Landlord.

             24. Landlord reserves the right to exclude or expel from the Building and the Premises any person who, in the judgement of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of the Rules and Regulations.

             25. Except as provided in the Lease, Tenant shall not place any radio or television antenna on the roof or on any part of the inside or the outside of the Building, other than the inside of the Premises, without the prior written consent of the Landlord. Tenant shall not operate or permit to be operated any musical or sound producing instrument or devise inside or outside the Premises which may be heard outside the Premises, or operate any electrical devise from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without the Landlord's prior written consent.

             26. Tenant shall comply with all rules and regulations applicable to the parking garage determined by the Landlord or its appointed parking garage operator from time to time. Landlord reserves the right to limit access to the parking garage based on vehicle dimensions.

             27. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this Rule.

             28. Tenant shall not place a load upon any floor of the Premises which exceed the live load limit of 80 PSF + 20 PSF partitions as set forth in the letter of Allen and Bailey Engineers, dated September 5, 1993, as referenced under Exhibit "E". Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to tenant, which cause noise or vibration that may be transmitted to the structure of the Building, or to any space therein, to such a degree as to objectionable to Landlord; or to any tenants in the Building, shall be placed and maintained by tenant, at tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The person employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaid at the expense of tenant.

             29. Tenant shall contain all its trash and garbage within its Premises until Landlord disposes of it in the ordinary and customary manner of trash and garbage disposal. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

             30. Landlord shall not be liable to any tenant of the Building for the non-observance or violation of these Rules and Regulations, the attached Lease or any other lease for premises within the Building.

             31. Tenant shall keep all window coverings closed when the Building air conditioning, heating and ventilation systems are in operation. Landlord shall not be responsible for room temperatures if Tenant fails to comply with this Rule.

             32. Tenant shall not connect any apparatus, device, conduct or the Building chilled or hot water supply lines or to the air conditioning system. Neither tenant nor tenant's servants, employees, agents, visitors, licensees or contractors shall, at any time, enter the mechanical installations or facilities of the Building or adjust, tamper with, touch or otherwise in any manner affect said installation or facilities.

             33. Tenant's use of electric current shall never exceed the electrical capacity of the floor or Building or cause such capacity to be exceeded.

             34. The word "tenant" as used herein shall include any sub-tenant.

             35. Normal business hours for the Building are from 7:00 a.m. to 6:00 p.m. Monday through Friday and 7:00 a.m. to 1:00 p.m. on Saturday, except for legal holidays.

             36. Eaton Center is a non-smoking building environment. Tenant shall not permit its employees, agents or invitees to smoke in the Premises or the Common Areas of the Building.